Exhibit 99.1

WPT Enterprises, Inc. Reports Third Quarter 2006 Financial Results

LOS ANGELES, November 2, 2006 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the third quarter ended October 1, 2006. Business highlights for the quarter included delivery of nine episodes of Season I of the Professional Poker Tour™ (PPT) television series, one episode of Season V of the World Poker Tour® (WPT) television series and continued growth in the international and corporate sponsorship businesses.

Financial Results. Revenues for the third quarter of 2006 were $5.9 million, compared to $2.1 million in the same period in 2005, a 176% increase. The increase was primarily a result of the delivery of nine episodes of Season I of the PPT television series in the third quarter versus no episodes of the PPT delivered in the same period in 2005, and an increase in online gaming revenues of $0.7 million, as there were higher levels of player activity versus the prior year period.  The Company reported net earnings for the quarter of $2.7 million, or $0.12 per fully-diluted share, compared to a net loss of $1.6 million, or $0.08 per share (without dilution), in the 2005 period. Net earnings in the quarter include a $4.5 million realized gain on the sale of the Company’s remaining 450,000 shares of PokerTek, Inc’s common stock. Excluding this gain, pre-tax earnings would have been approximately $13,000 for the quarter.  Furthermore, the income tax provision of $1.9 million in the third quarter of 2006 is primarily due to the realized gain on the PokerTek sale.

“We are pleased with the progress we are making in maintaining our position in the global poker market, particularly in our core television business where we delivered a combined ten World Poker Tour and Professional Poker Tour episodes this quarter, and thirty six episodes year-to-date,” said Steve Lipscomb, founder and CEO of WPT Enterprises. “The poker industry has changed dramatically since our first television show aired in 2003; and while the last couple of years have not been without bumps in the road, we have managed through them and the WPT brand is now stronger than ever. We have been financially responsible and as a result, have a strong balance sheet, and with the anticipated re-launch of our internet gaming site expected in 2007, we are excited about our future.”

Mr. Lipscomb continued, “Many are aware that the U.S. Congress recently passed the Unlawful Internet Gambling Enforcement Act of 2006, restricting payment processing with regards to unlawful online gaming in the United States.  Since we have had a policy from inception of not accepting wagers from U.S. players, we believe the Act will not require a change in our day-to-day business activities.”

Domestic television license revenues were $3.2 million in the third quarter of 2006, an increase from $0.4 million in the third quarter of 2005.  The increase was due to the delivery of nine episodes of Season I of the PPT during the quarter compared to none in the prior year period.  Online gaming generated revenues of $0.9 million in the third quarter of 2006 compared to $0.2 million in the third quarter of 2005.  The increase was a result of higher levels of player activity versus the prior year period despite reduced marketing efforts in the quarter.  International television licensing revenues increased to $0.6 million from $0.4 million a year ago as there were increased television distribution agreements for Season IV of the WPT and Season I of the PPT.  Hosting and sponsorship revenues increased to approximately $250,000 from approximately $70,000 in the third quarter of 2005 due to incremental sponsorship promotions during the quarter including the Full Throttle® promotion which ran during July and August.  Product licensing revenues were approximately $860,000 in the third quarter of 2006 compared to approximately $930,000 in the third quarter of 2005. The decrease was due, in part, to lower license revenues from Jakks Pacific and Radica Games, which were partially offset by increased mobile gaming sales from Hands-On Mobile.

Cost of revenues increased to $1.7 million in the third quarter of 2006 from $0.6 million in the third quarter of 2005. The increase was primarily due to increased online gaming costs of $0.5 million as the 2006 period had higher levels of player activity versus the 2005 period, increasing the amount of the fees paid to the service provider, which are based on a percentage of gross revenues. Further, an amendment of the agreement with the service provider, effective in July 2006, significantly increased the percentage of revenues paid to that party, which contributed to the increase.  Additionally, cost of revenues associated with the PPT was $0.7 million compared to $0.3 million in the prior year quarter.  The increase was primarily due to the delivery of nine episodes in the third quarter of 2006 versus no episodes being delivered in the prior year period. Overall gross margins were 70% in the third quarter of 2006, compared to 74% in the third quarter of 2005.  Domestic television licensing margins were 73% in the third quarter of 2006 compared to 52% in the same period in 2005.   This increase was primarily due to lower recognized PPT production costs, as the Company began capitalizing these costs upon reaching a distribution agreement with the Travel Channel in the first quarter of 2006, versus previously expensing them during 2005.  The overall higher margin in the prior year period was due to a larger margin contribution from the consumer products, international television and online gaming divisions.

Selling and administrative expenses increased to $4.5 million in the third quarter of 2006 compared to $3.3 million in the third quarter of 2005, due in part to $0.6 million of share-based compensation expense resulting from the implementation of SFAS No. 123(R). The Company expects charges for share-based compensation under SFAS No. 123(R) to be approximately $0.7 million for the fourth quarter, excluding new option grants.   The remaining difference is due to increased headcount and legal fees incurred during the third quarter of 2006 associated with development, growth and regulatory compliance costs.

At October 1, 2006, the Company had no debt, and total cash, cash equivalents and short-term investments of approximately $39.9 million.

For the fourth quarter of 2006, revenues are expected to be in the range of $5.5 — $6.0 million.   The Company expects to deliver four episodes of Season V of the WPT and the remaining five episodes of Season I of the PPT.  Domestic television margins will be higher in the fourth quarter versus a year ago, as PPT production costs were incurred and expensed prior to reaching a distribution deal in the first quarter of 2006.  The Company also expects lower gross profits in online gaming during the fourth quarter of 2006 based on the change in the revenue sharing agreement with its current service provider, as well as higher administrative costs associated with the re-launch of the online poker website in 2007.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (Thursday, November 2, 2006) at 1:45 p.m., Pacific Time (USA).  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 150 markets globally. With the WPT in its fifth season, WPTE has launched a second series on the Travel Channel, the Professional Poker Tour™, which focuses on the play of poker’s leading stars.  WPT also operates a real-money online gaming website, www.wptonline.com, which prohibits wagers from players in the U.S. and other restricted jurisdictions. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the uncertain impact of the Unlawful Internet Gambling Enforcement Act of 2006 on our business and on the competitive environment for finding online gaming customers outside the United States; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:                                                  Scott Friedman, Chief Financial Officer
                                                                                323-330-9900
                                                                                sfriedman@worldpokertour.com

Investor Relations Contact:                                    Andrew Greenebaum / Allyson Pooley
                                                                                Integrated Corporate Relations, Inc.
                                                                                310-954-1100
                                                                                agreenebaum@icrinc.com /
                                                                                apooley@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.

Condensed Balance Sheets

October 1, 2006 (unaudited) and January 1, 2006

	October 1, 2006	January 1, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$9,030	$1,737
Short-term investments	30,827	26,735
Accounts receivable	2,598	3,091
Deferred television costs	1,363	1,520
Inventory	55	45
Other	892	665
	44,765	33,793

Property and equipment, net	3,066	1,271
Restricted cash	451	249
Investments	2,923	10,627
Other assets	161	320
	$51,366	$46,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$837	$1,550
Accrued payroll and related	1,016	246
Other accrued expenses	1,452	941
Deferred revenue	5,138	5,150
	8,443	7,887

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value, authorized 100,000 shares; 20,378 and 20,158 shares issued and outstanding	20	20
Additional paid-in capital	40,329	34,113
Retained earnings (deficit)	2,641	(6,208)
Accumulated other comprehensive earnings (loss)	(67)	10,449
Deferred compensation	—	(1)
	42,923	38,373
	$51,366	$46,260

WPT ENTERPRISES, INC.

Condensed Statements of Earnings (Loss)

(In thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Revenues:
License fees:
Domestic television	$3,163	$442	$13,467	$5,993
International television	623	395	2,191	1,456
Product licensing	861	933	2,378	3,125
	4,647	1,770	18,036	10,574

Online gaming	912	170	2,644	170
Event hosting and sponsorship fees	249	73	2,458	1,785
Other	60	115	212	301
	5,868	2,128	23,350	12,830

Cost of revenues	1,737	561	8,333	8,125

Gross profit	4,131	1,567	15,017	4,705
Expenses:
Selling and administrative	4,479	3,319	13,891	8,908
Depreciation	70	56	167	113
	4,549	3,375	14,058	9,021

Earnings (loss) from operations	(418)	(1,808)	959	(4,316)

Other income:
Realized gain on sale of investment	4,541	—	10,216	—
Interest	431	254	1,175	734
Earnings (loss) before income tax provision	4,554	(1,554)	12,350	(3,582)

Income tax provision	1,862	—	3,501	—

Net earnings (loss)	$2,692	($1,554)	$8,849	($3,582)

Net earnings (loss) per common share—basic	$0.13	($0.08)	$0.43	($0.18)

Net earnings (loss) per common share—diluted	$0.12	($0.08)	$0.41	($0.18)

Weighted-average common shares outstanding—basic	20,603	19,721	20,408	19,525

Dilutive effect of:
Warrants	400	—	400	—
Options	697	—	545	—

Weighted-average common shares outstanding—diluted	21,700	19,721	21,353	19,525